EXHIBIT 99.1
NEWS RELEASE

Contact:	Raymond C. Kubacki

Chairman, President and CEO

(978) 206-8220
PSYCHEMEDICS CORPORATION ANNOUNCES RECORD
1st QUARTER REVENUE AND NET INCOME
QUARTERLY DIVIDEND INCREASED BY 20%
Acton, Massachusetts, May 3, 2007 — Psychemedics Corporation (AMEX: PMD) today announced first quarter results for the period ending March 31, 2007. The Company also announced a quarterly dividend of $.15 per share, an increase of $.025 per share or 20% over the Company’s previous quarterly dividend. This will be the Company’s 43rd consecutive quarterly dividend and will be paid on June 22, 2007 to shareholders of record on June 8, 2007.
The Company’s first quarter revenue was $5,716,606, up 13% compared to $5,066,730 in the first quarter of 2006. Net income was $1,034,909 or $0.20 per share, up 12% from $922,165 or $0.18 per share for the same period in 2006.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are very pleased to be able to report record results for the first quarter of 2007 — our revenue and net income for the first quarter were the highest for any first quarter since the Company’s inception. With a job market that continues to be somewhat challenging, we still recorded a considerable increase of 13% in our revenue for the first quarter. Our pre-tax income increased by 18%, and our net income, despite an increase in our effective tax rate, also set a new record for the first quarter.
Kubacki continued, “Our growth over the years has been a result of the increasingly broad acceptance of our patented hair testing technology. We produce the most accurate and cost effective test for drugs of abuse available anywhere. We continue to add new accounts at a brisk pace and to demonstrate our ability to produce strong operating margins. With our patented and FDA-

cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future.
The Company’s balance sheet remains strong with over $7.5 million of cash and short-term investments, no long-term debt and approximately $11.2 million of working capital. The dividend increase from $.125 to $.15 demonstrates the Directors’ commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Summary:
•	Record revenue for the first quarter; an increase of 13% from the prior year quarter to $5,716,606
•	Record pretax income for the first quarter of $1,726,509; up 18% from the prior year quarter
•	Record net income for the first quarter of $1,034,909, or $0.20 per diluted share, versus net income of $0.18 per diluted share for the first quarter of 2006
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission .

PSYCHEMEDICS CORPORATION
CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS
	ENDED MARCH 31,
	2007	2006

REVENUE	$5,716,606	$5,066,730
COST OF REVENUE	2,454,481	2,116,149

Gross profit	3,262,125	2,950,581

EXPENSES:
General and administrative	832,453	763,981
Marketing and selling	704,644	665,567
Research and development	94,923	112,578

	1,632,020	1,542,126

OPERATING INCOME	1,630,105	1,408,455

INTEREST INCOME	96,404	58,710

INCOME BEFORE INCOME TAXES	1,726,509	1,467,165

PROVISION FOR INCOME TAXES	691,600	545,000

NET INCOME	$1,034,909	$922,165

BASIC NET INCOME PER SHARE	$0.20	$0.18

DILUTED NET INCOME PER SHARE	$0.20	$0.18

DIVIDENDS DECLARED PER SHARE	$0.125	$0.10

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,179,250	5,167,097

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,264,708	5,209,456

PSYCHEMEDICS CORPORATION
CONDENSED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,787,983	$4,180,235
Short-term investments	3,716,505	3,683,192
Accounts receivable, net of allowance for doubtful accounts of $283,281 in 2007 and $333,281 in 2006	3,462,224	3,196,384
Prepaid expenses and other current assets	1,141,793	818,693
Deferred tax assets	423,728	412,486

Total current assets	12,532,233	12,290,990

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,547,749	10,376,718
Less-accumulated depreciation and amortization	(9,715,831)	(9,630,190)

	831,918	746,528
DEFERRED TAX ASSETS	183,555	183,555
OTHER ASSETS, NET	39,830	39,830

	$13,587,536	$13,260,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$228,406	$499,420
Accrued expenses	721,174	865,575
Deferred revenue	360,630	392,403

Total current liabilities	1,310,210	1,757,398

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,779,844 shares and 5,756,044 shares issued in 2007 and 2006, respectively	28,899	28,780
Paid-in capital	25,996,730	25,609,800
Accumulated deficit	(4,625,612)	(5,012,384)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	12,277,326	11,503,505

	$13,587,536	$13,260,903